CERTIFICATE OF FORMATION
                                       OF
                    INTERACTIVE VOICE MEDIA BALTIMORE L.L.C.

      (Under Section 18-201 of the Delaware Limited Liability Company Act)



     1. The name of the limited liability company is: Interactive Voice Media Baltimore L.L.C.

     2. The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Interactive Voice Media Baltimore L.L.C. this 28th day of May, 1997.


                                            /s/ Candace Lynn Bell
                                            ------------------------------------
                                            Candace Lynn Bell, Authorized Person